CODE OF ETHICS

NOVEMBER 2025

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

I.	INTRODUCTION	5
II.	FIDUCIARY DUTY	5
III.	DEFINITIONS	5
(A)	Supervised Person	6
(B)	Access Persons	6
(C)	Compliance Platform	6
(D)	Conflict of Interest	6
(E)	Covered Person and Family	6
IV.	GENERAL	7
(A)	Acknowledgement and Certification	7
(B)	Exceptions to the Code	8
(C)	Violations of the Code of Ethics	8
(D)	Reporting Violations of the Code of Ethics	8
V.	CONFLICTS OF INTEREST	8
VI.	PERSONAL TRADING	8
(A)	Definitions	9
(1)	Beneficial Interest	9
(2)	Covered Accounts	9
(3)	Digital Assets	10
(4)	Excluded Accounts	10
(5)	Executing Firm	11
(6)	Managed Account	11
(7)	Material Non-Public Information (“MNPI”)	12
(8)	Non-Reportable Securities	12
(9)	Reportable Securities	12
(B)	Procedures for Account Disclosure and Approval	13
(C)	Duplicate Account Statements and Confirmations	13
(D)	Trade Preclearance	14
(1)	Prohibited Transactions	14
(2)	Transactions Exempt from Preclearance	14
(3)	Transactions Requiring Preclearance	15
(4)	Approval and Execution	15
(E)	30-Day Holding Period Requirement	15
(1)	30-Day Holding Period Example	15
(2)	30-Day Holding Period Exceptions	16

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(F)	IPOs and Private Placements	16
(G)	Holdings Reports	16
(1)	Initial Holdings Report	16
(2)	Quarterly Transaction Reporting	17
(3)	Annual Holdings Report	17
(4)	Use of Account Statements to Satisfy Reporting Requirements	17
(H)	Transaction Reviews	18
(I)	Escalation	18
VII.	INSIDER TRADING	19
(A)	What is Inside Information?	19
(B)	Who is an Insider?	19
(C)	What is Material Information?	19
(D)	What is Non-Public?	19
(E)	Policies Concerning Inside Information	20
(F)	Escalation of Insider Trading Concerns	21
(G)	Contacts with Value Added Investors	21
(H)	Alternative Data Providers	21
(I)	Expert Networks	22
VIII.	OUTSIDE BUSINESS ACTIVITIES	22
(A)	Definition of an Outside Business Activity	22
(B)	Disclosure and Approval Process	23
(C)	Regulatory Filings	23
(D)	Ongoing Requirements	24
IX.	PRIVATE SECURITIES TRANSACTIONS	24
(A)	Definition of a Private Securities Transaction	24
(B)	Disclosure and Approval Process	24
X.	POLITICAL CONTRIBUTIONS	25
(A)	Definitions	25
(1)	Covered Associate	25
(2)	Pay-to-Play	25
(3)	Government Entity	25
(4)	Government Official	26
(5)	Political Action Committee (“PAC”)	26
(6)	Political Contribution	26
(7)	Political Fundraising	26

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(8)	Solicitation Activity	26
(B)	Disclosure and Approval Process	26
(1)	“De Minimis Thresholds”	27
(2)	Initial Disclosure Requirements (Upon Hire)	27
(3)	Ongoing Pre-Approval Requirements	27
(4)	Scope of Contributions	27
(C)	Political Contributions on Behalf of the Firm	27
(D)	Charitable Contributions	27
(E)	International Contributions	27
(F)	Placement Agents	28
XI.	BUSINESS ENTERTAINMENT AND MEALS	28
(A)	Definition of Business Entertainment	28
(B)	General Guidelines	28
(C)	Pre-Approval Requirements	29
(D)	Senior Management Exemption from Pre-Approval Requirements	29
(E)	Recordkeeping Requirements	29
XII.	GIFTS AND GRATUITIES	29
(A)	Definition of Gifts and Gratuities	30
(B)	$100 Limit Under FINRA Rule 3220	30
(C)	Treatment of Promotional and Branded Items	30
(D)	Treatment of Gifts for General Office Consumption	31
(E)	Treatment of Gifts Incidental to Business Entertainment	31
(F)	Disclosure and Approval Process	31
(G)	Disposition of Unapproved Gifts	32
(H)	Prohibited Gifts	32
(I)	Bereavement Gifts	32
(J)	Personal Life Event Gifts – Not Paid for or Reimbursed by the Firm	32
XIII.	REPORTABLE RELATIONSHIPS	32
XIV.	RECORDKEEPING	33
XV.	APPENDIX A - ACKNOWLEDGMENT AND CERTIFICATION FORM - CODE OF ETHICS	34

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

I.	INTRODUCTION

Timothy Partners, Ltd. (the “Firm”) is committed to maintaining the highest standards of ethical conduct, professionalism, and regulatory compliance. The Firm is an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”). In addition, the Firm is a limited-purpose broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”). The Firm has served as the investment adviser to Timothy Plan, a proprietary family of open-end mutual funds and exchange-traded funds (the “Trust”, “Funds”, or “Fund Family”) since its inception.

The Firm provides investment advisory services exclusively to the Trust and does not provide investment advisory services to individual or institutional clients outside of the Fund Family. Although the Firm’s advisory relationship is with the Fund Family, the Firm recognizes that its fiduciary obligations are ultimately for the benefit of the Funds’ shareholders.

This Code of Ethics (the “Code”) is adopted pursuant to Rule 204A-1 under the Advisers Act and applies to individuals subject to the Firm’s supervision or control, including partners, officers, directors, employees, FINRA registered representatives and associated persons, and investment adviser personnel (collectively, “Supervised Persons” or “Personnel”). In addition to employees, under certain circumstances, other individuals who work for the Firm such as interns, temporary workers, and consultants may also be required to comply with this Code.

Individuals subject to the Code will be notified by the Firm.

Due to the size and structure of the Firm, all Personnel are deemed “Access Persons” for purposes of the personal securities trading restrictions and reporting obligations described in this Code. The specific definition of “Access Person” is set forth in the Definitions Section.

The Code is intended to:

●	Promote a culture of integrity, professionalism, and ethical conduct;
●	Support compliance with the Firm’s fiduciary obligations to the Fund Family;
●	Prevent and detect actual or potential Conflicts of Interest, including in personal securities trading;
●	Ensure adherence to applicable provisions of federal securities laws and FINRA rules;
●	Establish clear expectations for personal conduct and regulatory compliance by Supervised Persons.

II.	FIDUCIARY DUTY

As a registered investment adviser, the Firm owes a fiduciary duty to its client, the Trust, and is obligated to act in the best interests of the Funds and their shareholders at all times. This duty includes an obligation of loyalty and care, and requires the Firm and its Supervised Persons to place client interests ahead of their own. All Firm activities, including personal conduct, investment advice, and business decisions, must be guided by this standard.

III.	DEFINITIONS

This section provides definitions of key terms used in this Code. Definitions in this section and throughout the Code are drawn from Rule 204A-1 under the Advisers Act, applicable FINRA rules where relevant, and the SEC’s insider trading rules (Rules 10b5-1 and 10b5-2).

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(A)	Supervised Person

A Supervised Person includes any partner, officer, director (or other individual occupying a similar status or performing similar functions), employee, or other natural person who provides investment advice on behalf of the Firm, or who is subject to the supervision and control of the Firm, regardless of employment status. This includes independent contractors, consultants, or other individuals engaged by the Firm in a capacity that subjects them to the Firm’s compliance oversight. Individuals who meet the definition of Supervised Person will be notified by the Firm.

The Firm employs a multi-manager investment structure, engaging specialized, SEC-registered investment advisers (“Sub-Advisers”) under the supervision and oversight of the Firm and the Trust. The definition of Supervised Person does not extend to Sub-Advisers engaged by the Firm, as each Sub-Adviser provides services pursuant to a written sub-advisory agreement and remains independently registered and responsible for maintaining its own compliance program. Sub-advisory agreements require each Sub-Adviser to adopt and administer its own Code of Ethics and to provide that Code of Ethics, along with any material amendments, to the Fund’s board of directors.

(B)	Access Persons

Access Persons are Supervised Persons who, in the ordinary course of their duties, have access to nonpublic information regarding the purchase or sale of securities or portfolio holdings of the Fund Family. This includes any individual involved in recommending, approving, processing or executing securities transactions on behalf of the Fund Family, or who otherwise has the ability to influence trading decisions. Due to the size and structure of the Firm, all Supervised Persons are considered Access Persons under this policy.

(C)	Compliance Platform

Compliance Platform refers to the Firm’s electronic compliance monitoring platform, which is used by the Firm to facilitate compliance and oversight with applicable requirements found in the Code and the Firm’s compliance manuals. If a Supervised Person is unable to access the Compliance Platform or encounters technical issues that prevent timely compliance with any obligation under this Code (e.g., reporting, certification, or pre-clearance), they must promptly notify a Designated Supervisor or the CCO by email and request guidance or an alternative method to meet the applicable requirement.

(D)	Conflict of Interest

A Conflict of Interest is any situation in which a Supervised Person’s personal interests, whether financial, professional, or otherwise, interfere with or appear to interfere with their ability to act in the best interests of the Firm, the Trust and the Funds’ shareholders.

(E)	Covered Person and Family

For purposes of this Code, a Covered Person includes any Supervised Person of the Firm as well as their immediate Family whose financial activities or accounts are subject to the Firm’s supervision and control.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

Family includes individuals who reside in the same household as the Supervised Person, as well as immediate family members who are financially dependent on the Supervised Person, regardless of residence. This includes:

●	A spouse or domestic partner, unless living separately and receiving no financial support from the Supervised Person;
●	Children under the age of 18;
●	Children age 18 or older, unless living independently and receiving no financial support from the Supervised Person; and
●	Other relatives residing in the same household, including stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws (parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law), whether related biologically, by marriage, legal partnership, or adoption.

Family members are considered part of the Supervised Person’s household and subject to the Firm’s personal trading policies when the Supervised Person has control over, provides financial support to, or has a financial interest in the family member’s investment account.

IV.	GENERAL

This Code describes the Firm’s policies and procedures covering a wide range of activities applicable to Supervised Persons and has been adopted alongside the Firm’s compliance manuals to satisfy the requirements of an investment adviser registered with the SEC under Rule 206(4)-7 of the Advisers Act. The Firm’s fiduciary duty requires placing the interests of the Fund Family and its shareholders ahead of its own interests or those of its Supervised Persons.

This Code establishes general standards of business conduct, personal trading restrictions, and procedures reasonably designed to detect and prevent violations of federal securities laws and other applicable regulations. All Supervised Persons are expected to prioritize the interests of the Trust and the Funds’ shareholders over their personal interests.

The Chief Compliance Officer (“CCO”) is responsible for the overall administration of this Code in accordance with Rule 204A-1 under the Advisers Act. As appropriate, responsibilities for the implementation and supervision of specific requirements under this Code may be assumed by one or more senior managers of the Firm (“Designated Supervisors”).

In addition, all Supervised Persons are required to comply with the federal securities laws, as defined in Rule 204A-1(e)(4) under the Investment Advisers Act of 1940. Compliance with the federal securities laws is a fundamental obligation and condition of employment.

It is critical that Supervised Persons avoid or disclose any situation that might present, or appear to present, any actual or potential Conflict of Interest with the interests of the Trust. Such situations could compromise, or appear to compromise, a Supervised Person’s ability to exercise their independent judgment fully and in the best interests of the Trust and the Funds’ shareholders.

(A)	Acknowledgement and Certification

Each Supervised Person upon hire is required to certify and acknowledge through the Compliance Platform their receipt of this Code no later than ten (10) days after becoming a Supervised Person. Subsequently, annual certifications are required to confirm that the Supervised Person has read, understands, and complies with all sections of the Code, including disclosure and required reporting of all holdings and transactions during the prior year.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(B)	Exceptions to the Code

Any exceptions from the policies and procedures set forth in this Code may be granted only by the CCO or a Designated Supervisor in writing.

(C)	Violations of the Code of Ethics

Violations of the Code are breaches of Firm rules and may lead to disciplinary or remedial action such as warnings, disgorgement of profits, restriction or suspension of personal trading privileges, demotion, withholding of compensation, suspension, termination, or referral to regulatory or governmental authorities.

The specific action taken will depend on the nature, severity, and frequency of the violation, as well as any prior infractions and the circumstances surrounding the conduct.

(D)	Reporting Violations of the Code of Ethics

All Supervised Persons are encouraged, and in some cases may be required, to promptly report known or suspected violations of this Code to the CCO or a Designated Supervisor. If the suspected violation involves the CCO, the report should be made directly to the Firm’s senior management.

Reports may be made anonymously and will be treated confidentially to the fullest extent possible. The CCO (or Designated Supervisor, as appropriate) will investigate and document all reported concerns, determine the appropriate remedial or disciplinary action, and escalate matters to senior management when necessary.

Retaliation in any form is strictly prohibited. Any retaliation against an individual who reports a violation in good faith constitutes a separate violation of this Code and may also violate the anti-retaliation provisions of the SEC’s Whistleblower Rule (Section 21F of the Securities Exchange Act of 1934).

V.	CONFLICTS OF INTEREST

Supervised Persons should avoid actual, potential, or perceived Conflicts of Interest whenever possible. If a conflict cannot be avoided, it must be appropriately disclosed and effectively managed. A conflict may exist even in the absence of improper intent or financial harm. In such cases, Supervised Persons are expected to act in a manner that prioritizes the interests of the Funds’ shareholders over their own.

The Firm seeks to identify and mitigate Conflicts of Interest to the extent practicable. While it is not possible to address every potential conflict in this Code, Supervised Persons are expected to exercise sound judgment and promptly report any circumstance that could give rise to an actual or potential conflict to the CCO or a Designated Supervisor. This includes, but is not limited to, situations involving personal investments, outside business activities, personal relationships, political contributions, and gifts or entertainment.

To support the Firm’s efforts in identifying and managing conflicts, Supervised Persons are required to complete periodic disclosures, compliance certifications, and questionnaires as requested through the Compliance Platform. These may require disclosure of certain financial interests, outside affiliations, relationships with service providers, or other matters that could give rise to a Conflict of Interest. Failure to provide timely, complete, and accurate responses may be considered a violation of this Code.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

VI.	PERSONAL TRADING

Rule 204A-1 under the Advisers Act requires the Firm’s Code to impose certain restrictions on the personal securities transactions of Supervised Persons and Covered Persons. Such restrictions include obtaining pre-approval for certain trades or private transactions and reporting certain trading activities and securities holdings.

(A)	Definitions

(1)	Beneficial Interest

A Beneficial Interest exists when a Supervised Person can financially benefit from or influence the holdings or trading activity in an account, even if the account is not held in their name. This includes any account over which the Supervised Person has authority to direct transactions, receive economic benefit, or otherwise exert control. Examples of situations that may indicate a Beneficial Interest include, but are not limited to:

●	Accounts held directly by the Supervised Person;
●	Accounts held by Family members;
●	Accounts over which the Supervised Person may exercise investment discretion, hold power of attorney, or contribute financial support;
●	Accounts in which the Supervised Person shares in profits or losses;
●	Securities held in the name of the Supervised Person, or held for their benefit in nominee, custodial, or street-name accounts;
●	Securities owned by or for a partnership in which the Supervised Person is a general partner, whether the securities are held in the name of an individual, another partner, the partnership itself, or through a nominee or custodian;
●	Securities managed on a discretionary basis for the Supervised Person’s benefit by an investment adviser, broker, bank, trust company, or other third-party manager, unless held in a blind trust or similar arrangement that prohibits communication about or access to account holdings;
●	Securities held in a self-directed 401(k) or similar retirement account if the account permits trading in Reportable Securities. If the plan only permits investments in non-reportable mutual funds or other exempt securities, it may not be considered a Covered Account but may still reflect a Beneficial Interest;
●	Securities owned by a trust of which the Supervised Person is a trustee or beneficiary; and
●	Securities owned by a corporation, partnership, or other entity controlled by the Supervised Person, whether held in the individual’s name, the entity’s name, or through a nominee.

This list is not exhaustive. Personnel who are unsure whether a particular relationship, account, or asset qualifies under this definition should err on the side of disclosure and consult the Designated Supervisor for clarification. This guidance applies both when opening new accounts or engaging in new trading activity, as well as when reviewing any existing accounts or holdings.

(2)	Covered Accounts

A Covered Account is any brokerage or investment account capable of effecting transactions in Reportable Securities in which a Supervised Person has a direct or indirect Beneficial Interest. Covered Accounts include, but are not limited to:

●	Personal brokerage accounts held by the Supervised Person;

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

●	Accounts held by Family and/or other accounts where the Supervised Person has the ability to direct or influence trading activity;
●	Accounts managed on a discretionary basis for the benefit of the Supervised Person by a third-party adviser, trustee, or other manager (unless held in a qualified blind trust or other arrangement in which the Supervised Person has no ability to direct or influence trading decisions and no visibility into holdings or account activity, subject to review and written approval by the Designated Supervisor);
●	Accounts of entities (such as partnerships, LLCs, or trusts) that the Supervised Person controls or from which they derive a financial benefit; and
●	Any accounts that are capable of transacting in securities of the Fund Family, including those investing directly in the Fund Family, which are considered Covered Accounts and are not excluded.

This list is not exhaustive. Personnel who are unsure whether a particular relationship, account, or asset qualifies under this definition should err on the side of disclosure and consult the Designated Supervisor for clarification. This guidance applies both when opening new accounts or engaging in new trading activity, as well as when reviewing any existing accounts or holdings.

(3)	Digital Assets

Digital Assets are assets issued, transferred, or stored using distributed ledger or blockchain technology, including but not limited to cryptocurrencies (e.g., Bitcoin, Ethereum), stablecoins, utility tokens, non-fungible tokens (NFTs), tokenized assets, security tokens, or other blockchain-based financial instruments. For the purposes of this policy, accounts or wallets that hold only Bitcoin or other widely recognized, non-security Digital Assets may be excluded from the Covered Account reporting requirements, provided:

●	They are not held in accounts, wallets, or platforms that also allow trading in securities or security tokens; and
●	The Supervised Person has no outside business activity related to Digital Assets unless approved in advance by the Firm.

This list is not exhaustive. Personnel who are unsure whether a particular relationship, account, or asset qualifies under this definition should err on the side of disclosure and consult the Designated Supervisor for clarification. This guidance applies both when opening new accounts or engaging in new trading activity, as well as when reviewing any existing accounts or holdings.

(4)	Excluded Accounts

Covered Accounts generally do not include the following accounts, provided they do not permit self-directed trading in Reportable Securities and are not accounts capable of transacting in the Firm’s proprietary Fund Family, all of which are now considered Covered Accounts under this Code:

●	Accounts limited to mutual funds only (open-end investment companies) except for mutual funds of the Firm’s proprietary Fund Family for which the Firm acts as the fund’s investment adviser;
●	529 college savings plans that only offer a fixed menu of mutual funds or model portfolios;
●	Variable annuities that do not allow allocation to individual securities;

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

●	Unit investment trusts (UITs);
●	Retirement accounts (such as 401(k), 403(b), or IRAs) that only offer a fixed menu of mutual funds or model portfolios;
●	Employee stock purchase plans (ESPPs), if trades are automatic and not participant-directed;
●	Dividend reinvestment plans (DRIPs), if participation is automatic and trades are not self-directed;
●	Monthly investment plans or similar scheduled contribution accounts with no ability to change or direct individual trades;
●	Accounts held solely by unrelated parties (e.g., a sibling or friend) in which the Supervised Person has no financial interest and no ability to direct trading;
●	Corporate retirement plans (defined benefit or defined contribution) where the Supervised Person is a participant but cannot influence investment decisions;
●	Group annuity contracts where the participant cannot direct specific security selections; and
●	Accounts held in a qualified blind trust or other arrangement in which the Supervised Person has no ability to direct or influence trading decisions and no visibility into holdings or account activity, subject to review and written approval by the Designated Supervisor.

This list is not exhaustive. Personnel who are unsure whether a particular relationship, account, or asset qualifies under this definition should err on the side of disclosure and consult the Designated Supervisor for clarification. This guidance applies both when opening new accounts or engaging in new trading activity, as well as when reviewing any existing accounts or holdings.

(5)	Executing Firm

An Executing Firm is any broker-dealer or financial institution where a Covered Person maintains a Covered Account. The Executing Firm must provide the Firm with duplicate account statements and trade confirmations for such accounts, either directly or via electronic data feeds through the Firm’s Compliance Platform. Supervised Persons are responsible for ensuring that the Executing Firm is authorized to share this information with the Firm and that all necessary consents or authorizations are completed during the account opening or transfer process.

(6)	Managed Account

Managed Accounts are investment accounts managed on a discretionary basis by a third party, where the Supervised Person or their Family do not have direct or indirect influence or control over individual investment decisions. These accounts must be disclosed to the Firm through the Compliance Platform but are generally exempt from preclearance requirements under this policy. An account may qualify as a Managed Account if neither the Supervised Person nor their Family:

●	Has the ability to suggest or recommend specific securities transactions to the account manager;
●	Has the authority to direct, approve, or execute trades within the account; or
●	Consults with the account manager regarding specific investment decisions. General discussions about financial goals or overall asset allocation are permitted.)

This list is not exhaustive. Personnel who are unsure whether a particular relationship, account, or asset qualifies under this definition should err on the side of disclosure and consult the Designated Supervisor for clarification. This guidance applies both when opening new accounts or engaging in new trading activity, as well as when reviewing any existing accounts or holdings.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(7)	Material Non-Public Information (“MNPI”)

MNPI refers to information that has not been made available to the general public and that a reasonable investor would likely consider important in making an investment decision. Information is considered “material” if its disclosure would reasonably be expected to affect the market price of a security, influence a person’s decision to buy, sell, or hold a security, or impact investment decisions more broadly. Information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally, such as through press releases, regulatory filings, or other public channels. In the context of the Firm’s business, MNPI may include, but is not limited to:

●	Nonpublic information regarding portfolio holdings, portfolio trades, or trading intentions of the Firm’s proprietary fund family for which the Firm acts as the funds’ investment adviser (“Fund Family”);
●	Preliminary or undisclosed performance data or risk metrics related to the Firm’s proprietary funds;
●	Internal discussions or decisions regarding fund strategy changes, manager changes, or benchmark adjustments not yet made public;
●	Nonpublic information about significant inflows or outflows; and
●	Any other confidential information obtained through the advisory, portfolio management, or distribution functions that could reasonably be expected to affect the value of a security or fund if disclosed.

(8)	Non-Reportable Securities

Certain types of securities are excluded from reporting requirements under this policy. These include:

●	Direct obligations of the U.S. government, such as Treasury bonds or Treasury bills;
●	Bank certificates of deposit (CDs);
●	Commercial paper and bankers’ acceptances;
●	Money market fund shares;
●	Shares of open-end mutual funds, except for mutual funds of the Firm’s proprietary Fund Family; and
●	Shares issued by unit investment trusts (UITs) that invest exclusively in mutual funds, such as products that bundle several mutual funds into a single vehicle and do not permit active trading of individual securities.

Non-reportable Securities do not require preclearance.

(9)	Reportable Securities

Reportable Securities include any instrument that meets the definition of a “security” under the Securities Exchange Act of 1934, including but not limited to stocks, bonds, exchange-traded funds (“ETFs”), options, and other investment products that can be bought or sold in the market. In general, if a security is capable of being traded and is not specifically excluded under this policy, it is considered reportable. Examples include, but are not limited to:

●	Stocks, ETFs, notes, treasury stock, futures, bonds, or debentures;
●	Fixed income securities (except those identified as Non-Reportable Securities in this policy);
●	Options on securities, indexes, or currencies;

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

●	Puts, calls, straddles, or privileges on any security, group of securities, or index, including those traded on an exchange and tied to foreign currencies;
●	Investments in foreign mutual funds or foreign unit trusts;
●	Investments in private investment funds and limited partnerships; and
●	Mutual funds of the Firm’s proprietary Fund Family for which the Firm acts as the fund’s investment adviser.

While mutual fund shares are generally excluded from reporting requirements, Rule 204A-1 of the Advisers Act requires Access Persons to report shares of mutual funds advised by the Access Person's employer or an affiliate, and this rule is designed to help the Firm identify abusive trading by Personnel with access to information about a mutual fund's portfolio.

Firm advised mutual funds and ETFs are considered Reportable Securities, but are not subject to preclearance.

(B)	Procedures for Account Disclosure and Approval

Supervised Persons are prohibited from opening or maintaining a Covered Account without prior written approval from the Firm. Before establishing any Covered Account, the Supervised Person must notify the Designated Supervisor and request approval through the Compliance Platform. New Personnel must disclose Covered Accounts as part of the onboarding process. If a Supervised Person acquires a Beneficial Interest in a Covered Account after registration, written notice must be submitted to the Designated Supervisor through the Compliance Platform within ten (10) business days of obtaining such interest. The notification must generally include the following information:

●	Name of the Executing Brokerage Firm;
●	Address of the Executing Firm;
●	Name(s) of the Account Holder(s);
●	Relationship of the Account Holder to the Supervised Person;
●	Account Type;
●	Last four digits of the account number (if known); and
●	Whether the account qualifies as a Managed Account.

(C)	Duplicate Account Statements and Confirmations

To support the Firm’s supervisory obligations under applicable regulations, Supervised Persons are required to facilitate the Firm’s receipt of duplicate account statements and trade confirmations for all Covered Accounts held at Executing Firms.

The Firm may satisfy this requirement through electronic data feeds provided directly by the Executing Firm, the Compliance Platform, or other approved data provider. Supervised Persons must cooperate with any onboarding or authorization process necessary to enable the delivery of electronic feeds. In cases where the Executing Firm is unable to provide electronic access or fails to deliver the required documents despite proper authorization, the Firm will request paper or electronic copies of account statements and trade confirmations directly from the Supervised Person.

To assist in the setup of duplicate delivery, the Firm may request a recent account statement showing account details. Upon termination of a Supervised Person’s relationship with the Firm, written notice will be sent to the Executing Firm instructing them to discontinue the delivery of duplicate account information.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

Failure by a Supervised Person to reasonably ensure the timely delivery of required account documentation including, but not limited to, withholding statements or failing to complete authorization steps may be considered a violation of this Code and may result in disciplinary action.

(D)	Trade Preclearance

To help prevent the misuse of MNPI, avoid potential Conflicts of Interest, and ensure all personal trading is consistent with the Firm’s fiduciary and regulatory obligations, Personnel must obtain preclearance from a Designated Supervisor through the Compliance Platform before engaging in certain securities transactions. No transaction may be executed until written approval is received.

(1)	Prohibited Transactions

The following transactions are prohibited:

●	Purchasing or short selling publicly traded stocks, domestic corporate bonds, or single-stock ETFs of any issuer held in any Fund Family portfolio;
●	Entering into any derivatives transaction (including buying or writing options, swaps, or futures) involving securities of issuers held in any Fund Family portfolio;
●	Trading while in possession of MNPI;
●	Participating in investment clubs, group trading accounts, or pooled investment vehicles not sponsored by the Firm; and
●	Engaging in excessive trading that may interfere with job responsibilities.

(2)	Transactions Exempt from Preclearance

The following transactions are exempt from preclearance:

●	ETFs that do not track a single underlying security, including diversified, sector-based, thematic, or index-tracking ETFs (e.g., S&P 500 or total market ETFs);
●	Mutual funds and ETFs of the Firm’s proprietary Fund Family for which the Firm acts as the fund’s investment adviser. These are Reportable Securities but not subject to preclearance;
●	Closed-end funds;
●	Non-reportable securities, including U.S. Treasuries, mutual funds, money market funds, and bank CDs;
●	Transactions in Managed Accounts, provided the Supervised Person or their Family do not have influence or control over investment decisions;
●	Dividend reinvestments that are executed automatically by the issuer, plan administrator, or brokerage platform, where cash dividends are used to purchase additional shares of the same security without any action or discretion by the Covered Person.
●	Scheduled contributions made through an automatic investment plan (e.g., recurring IRA or retirement account contributions), following a pre-approved allocation. Preclearance is required for the initial setup of the allocation. Subsequent transactions under the plan do not require preclearance, provided the employee does not alter the timing, amount, or investment allocation;
●	Involuntary transactions, including trades triggered by a margin call or by the exercise of puts or calls written by the employee; and
●	Corporate actions such as stock splits, spin-offs, mergers, or dividends initiated by the issuer.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(3)	Transactions Requiring Preclearance

The following transactions require prior written preclearance:

●	Transactions in Reportable Securities that are not specifically mentioned as exempt from preclearance;
●	Transactions in ETFs that track a single underlying security (“Single Stock ETFs”); and
●	Private placements or initial public offerings.

Mutual funds and ETFs of the Firm’s proprietary Fund Family for which the Firm acts as the fund’s investment adviser are Reportable Securities but not subject to preclearance.

If a Supervised Person already holds a security of an issuer that is subsequently added to a Fund Family portfolio, the position may be retained but will be classified as liquidation only. Additional purchases of that security are not permitted.

(4)	Approval and Execution

The Designated Supervisor will promptly notify the Supervised Person of the Firm’s approval or denial of the requested transaction through the Compliance Platform. If preclearance is granted, the transaction may only be executed within three (3) business days of approval. If the transaction is not executed, or is only partially executed, within the approved timeframe, a new preclearance request must be submitted through the Compliance Platform.

(E)	30-Day Holding Period Requirement

To help mitigate the appearance of short-term trading, limit the potential for Conflicts of Interest, and support a culture of long-term investment, the Firm requires that Covered Accounts hold Reportable Securities for a minimum of thirty (30) calendar days (the “30-Day Holding Period”), unless an exception applies. The requirement does not apply to Managed Accounts where the Covered Person does not have the ability to direct or influence trading activity.

The following provisions apply:

●	The 30-Day Holding Period is measured in calendar days, not trading days;
●	The 30-Day Holding Period does not apply to transactions in open-end mutual funds or broad-based ETFs. Sector-specific or thematic ETFs may be subject to this requirement based on their underlying holdings or investment characteristics.
●	Transactions are reviewed on a First-In, First-Out (“FIFO”) basis across all Covered Accounts to determine whether the transaction meets the minimum holding period; and
●	Exceptions may be granted by the Designated Supervisor in limited circumstances, including, but not limited to, financial hardship, personal emergency, corporate actions, material changes in the issuer, and inadvertent trades or errors. Any exception must be approved in writing by the Designated Supervisor.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(1)	30-Day Holding Period Example

For example, a Supervised Person purchases the same security in two separate trades, then later sells a portion of the holding.

●	January 1: Buys 100 shares of ABC Corp
●	January 15: Buys an additional 100 shares of ABC Corp
●	February 5: Sells 100 shares of ABC Corp.

Under FIFO, the first 100 shares purchased on January 1 are the ones considered sold on February 5. Since 35 calendar days passed between the January 1 purchase and the February 5 sale, the 30-day minimum holding period was met. If the Supervised Person had instead sold 150 shares on February 5, the first 100 shares (from January 1) would satisfy the 30-day rule, but the next 50 shares (from January 15) would have been held for only 21 days, and would violate the 30-Day Holding Period unless an exception was approved by the Designated Supervisor.

(2)	30-Day Holding Period Exceptions

Exceptions to the 30-day holding period may be granted on a case-by-case basis in circumstances such as:

●	Financial hardship or personal emergency;
●	Corporate actions or material changes in the issuer; or
●	Inadvertent trades or errors;

Supervised Persons must request an exception via email and receive written preclearance from the Designated Supervisor prior to executing any transaction that would violate the 30-Day Holding Period requirement.

Supervised Persons who are unsure whether a particular transaction complies with the 30-Day Holding Period should err on the side of disclosure and consult the Designated Supervisor for guidance prior to initiating any transaction.

(F)	IPOs and Private Placements

Supervised Persons are generally prohibited from participating in IPOs pursuant to FINRA Rule 5130, which restricts allocations of new issues to certain industry participants. Any request to participate in an IPO or private placement must be submitted in advance to the Designated Supervisor via the Compliance Platform, along with relevant documentation (e.g., private placement memoranda or subscription agreements). If confirmations or statements are not yet available, the Supervised Person must notify the Designated Supervisor of any material updates related to the investment. In evaluating such requests, the Firm may consider whether the opportunity is being offered in connection with the Supervised Person’s position at the Firm, whether the investment would create any Conflicts of Interest with the Firm or its Clients, and whether additional disclosures or safeguards are required. If a Supervised Person acquired a private placement investment prior to joining the Firm, the investment must be disclosed to the Designated Supervisor within ten (10) business days of association. For more information, please see the Private Securities Transactions section.

Personnel who are unsure whether a particular investment qualifies as an IPO or private placement should err on the side of disclosure and consult the Designated Supervisor for guidance. This applies to both existing holdings and prospective investment activity.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(G)	Holdings Reports

(1)	Initial Holdings Report

All Personnel are required to submit an Initial Holdings Report within 10 calendar days of becoming associated with the Firm. The report must include:

●	A list of all Covered Accounts, as defined in this policy;
●	A list of all Reportable Securities held in those accounts.

The information should reflect holdings as of a date no more than 45 calendar days prior to the individual’s association with the Firm.

(2)	Quarterly Transaction Reporting

Personnel must submit a Quarterly Transaction Report no later than 25 calendar days after the end of each calendar quarter (e.g., by April 25, July 25, October 25, and January 25). Each report must include:

●	A list of all transactions in Reportable Securities that occurred in Covered Accounts during the quarter, unless such transactions have already been reported through duplicate statements or trade confirmations provided to the Firm;
●	A list of any new Covered Accounts opened during the quarter; and
●	A certification that the information provided is accurate and complete.

If no transactions occurred and no new accounts were opened during the quarter, Personnel must still submit the report and indicate “no activity.”

(3)	Annual Holdings Report

Personnel are required to submit an Annual Holdings Report once each calendar year. The report must be submitted no later than 45 calendar days after the end of the calendar year (e.g., by February 14) and must reflect all Reportable Securities held in Covered Accounts as of December 31. Each Annual Holdings Report must include:

●	A list of all Reportable Securities held as of the calendar year-end; and
●	A list of all Covered Accounts in which such holdings are maintained, including any Covered Account not previously disclosed.

The Annual Holdings Report is separate from the Quarterly Transaction Report for the fourth quarter and must be submitted regardless of whether any trading activity occurred during the year. A certification of accuracy and compliance may be required as part of this submission.

(4)	Use of Account Statements to Satisfy Reporting Requirements

In lieu of listing individual transactions or holdings in a Holdings or Quarterly Transaction Report, Personnel may satisfy reporting obligations by providing duplicate account statements, trade confirmations, or an approved electronic data feed directly from their Executing Firm(s) covering the applicable reporting period.

All submissions whether in paper, electronic, or data feed format must clearly reflect all holdings and transactions in Covered Accounts for the relevant period. Electronic feeds must contain information substantially equivalent to that found in official account statements and trade confirmations, including but not limited to: security identifiers, transaction dates, quantities, prices, and account numbers.

Electronic feeds must be transmitted directly by the Executing Firm, a third-party compliance platform, or other approved data provider in a secure and tamper-resistant format. Personnel are responsible for ensuring that any such feeds are properly authorized and maintained without interruption.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

The Firm reserves the right to request additional documentation, clarification, or resubmission if the provided information is incomplete, unclear, inconsistent with other disclosures, or otherwise insufficient to meet regulatory requirements.

(H)	Transaction Reviews

The Firm will review account activity for compliance with regulatory requirements such as insider trading, FINRA Rule 5130, private securities transactions, anti-money laundering and compliance with the Firm’s personal trading policy. If necessary, the Firm may request from the Executing Firm a record showing the time the order was placed and may also request an explanation of the activity from the Supervised Person. The Firm’s review may include:

●	Transactions in Reportable Securities;
●	Trades that may involve potential material non-public information (MNPI);
●	Transactions that appear inconsistent with the Firm’s trading policies or raise conflict of interest concerns;
●	Any activity that may trigger regulatory restrictions, such as Rule 5130 limitations or Private Placement transactions; and
●	Anti-money laundering obligations.

The Designated Supervisor or their qualified designee will:

●	Review transaction documentation, trade confirmations, and duplicate account statements for Covered Accounts;
●	Analyze transaction patterns for unusual or excessive trading activity;
●	Verify compliance with preclearance approvals and trading restrictions;
●	Request additional information or explanations from Personnel when transaction activity appears inconsistent or raises questions; and
●	Maintain written records of all transaction reviews, including findings and any follow-up actions.

(I)	Escalation

Transactions or patterns of activity identified as potentially problematic will be escalated to the CCO for further investigation. If the Firm identifies a potential exception to its policies or procedures, it will promptly conduct an internal investigation to determine whether a violation of applicable laws, regulations, or internal policies has occurred.

If the investigation confirms a violation, the Firm will take appropriate corrective action, which may include disciplinary measures, profit forfeiture, trade reversal, or enhanced monitoring. Where required, the Firm will report the matter to FINRA or other regulatory authorities in accordance with FINRA Rule 3110(d)(2) and any other applicable reporting obligations.

In the event of an unauthorized transaction in a prohibited security, the Firm may require the position to be immediately liquidated, and any profits forfeited or donated to a charitable organization approved by the Firm, consistent with its compliance policies. The Firm reserves the right to assess the facts and determine whether full liquidation, restricted holding status, or another remedial action is appropriate, based on the nature and severity of the violation.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

If a Covered Account holds a security of an issuer subsequently purchased by a subadvisor for a Fund Family portfolio, the position may be maintained but not increased. Such holdings will be designated as ‘liquidation only,’ prohibiting any additional purchases.

VII.	INSIDER TRADING

The misuse of MNPI is strictly prohibited under federal securities laws and Firm policy. Supervised Persons must act with integrity and avoid even the appearance of impropriety when handling confidential information. Trading on the basis of MNPI, tipping others to trade, or misusing sensitive information in any way may violate the law and could expose both the individual and the Firm to significant legal and reputational consequences. On an individual level, sanctions may include financial penalties and potentially criminal charges.

Supervised Persons may not trade securities for any Covered Account while in possession of MNPI. The same prohibition applies to any account over which the Supervised Person has influence or control, regardless of whether they have a Beneficial Interest in that account. Supervised Persons may not share MNPI with others, inside or outside the Firm, except on a strict need-to-know basis and only where the recipient is authorized to receive such information for a legitimate business purpose.

(A)	What is Inside Information?

Inside information refers to material, non-public information (“MNPI”) which is information about a company or security that has not been made available to the public and that a reasonable investor would consider important when making an investment decision.

(B)	Who is an Insider?

An insider includes officers, directors, and employees of the Fund Family, the Firm, and any individuals who have access to MNPI by virtue of their roles or through confidential relationships. This also encompasses temporary insiders, such as consultants, advisors, or employees of service providers who receive MNPI during the course of their engagement with the Firm or the Fund Family.

(C)	What is Material Information?

Information is considered material if there is a substantial likelihood that a reasonable investor would view it as important when deciding whether to buy, sell, or hold a security. Material information also includes any information that, if disclosed, would likely affect the security’s market price. Examples include earnings announcements, merger activity, portfolio holdings, major litigation, distribution arrangements, or significant changes in operations.

(D)	What is Non-Public?

Information is non-public if it has not been broadly disseminated to the investing public through recognized channels such as press releases, filings with the SEC, or widely available news services. Once information has been effectively disseminated and sufficient time has passed for the market to absorb it, the information is considered public and can be freely traded upon.

There are two types of non-public information:

●	Corporate Information: This includes information related to the issuer or Fund Family, such as future earnings, merger negotiations, changes in operations, major litigation, tender offers, or recapitalizations.

●	Market Information: This includes information about supply, demand, or trading positions related to securities, such as pending orders or large positions held or to be taken in a security.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(E)	Policies Concerning Inside Information

Supervised Persons of the Firm may come into possession of MNPI both within and outside the workplace. It is strictly prohibited and illegal to use MNPI for personal gain, to disclose it to others, or to engage in securities transactions while in possession of such information.

MNPI entrusted to the Firm on a confidential basis must be treated as strictly non-public until it has been publicly disclosed through recognized channels designed to reach the securities marketplace (e.g., press releases, wire services). Sufficient time must then pass for the market to absorb the information. Alternatively, MNPI ceases to be material when it becomes “stale”—meaning it no longer has a significant impact on the security’s value.

Supervised Persons are prohibited from disclosing (“Tipping”) any MNPI obtained through their relationship with the Firm to anyone inside or outside the Firm, except when disclosure is necessary for legitimate business purposes on a strict need-to-know basis. Legitimate business purposes may include consultations with the Firm’s legal counsel or disclosures required to facilitate related transactions or projects.

Supervised Persons may come into possession of MNPI in the ordinary course of their duties on behalf of the Firm or in connection with the Firm’s advisory relationship with the Fund Family. Even when such access is legitimate, the following conduct is strictly prohibited while in possession of MNPI:

●	Trading in securities related to the MNPI, whether for personal, Firm, or third-party accounts;
●	Recommending or soliciting transactions in such securities;
●	Tipping or disclosing MNPI to others inside or outside the Firm, except as required for legitimate business purposes and approved by the Designated Supervisor;
●	Discussing MNPI in unsecured or public locations (e.g., elevators, public transportation, personal email, or messaging apps); and
●	Using MNPI for personal benefit or to benefit others, even if no trade or profit occurs.

These prohibitions apply even if the individual did not trade, or if the MNPI was not obtained improperly.

Supervised Persons are expected to escalate any potential misuse or inadvertent disclosure of MNPI to the Designated Supervisor immediately. Questions about whether certain information constitutes MNPI should also be directed to the Designated Supervisor before any action is taken. Supervised Persons are strictly prohibited from disclosing either the potential MNPI or the possession of the potential MNPI to any other person.

Intentionally creating, spreading, or using false or misleading information to manipulate the price of any security is strictly prohibited and may violate anti-fraud provisions of federal securities laws. Such behavior is also contrary to this Code and the Firm’s expectations for ethical conduct.

The law of insider trading is not always clear and is continuously developing. An individual may be legitimately uncertain about the application of the rules in a particular circumstance. Often a single question can forestall disciplinary action or complex legal problems. For these reasons, a Supervised Person should err on the side of disclosure and notify the Designated Supervisor immediately if he or she has any reason to believe that a violation of these procedures has occurred or is about to occur, or if he or she has any questions regarding the applicability of these procedures.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(F)	Escalation of Insider Trading Concerns

Supervised Persons may come into lawful possession of MNPI during the course of their duties, including through communications with Fund Family personnel, service providers, or industry contacts. Possession of MNPI is not prohibited, provided it is obtained lawfully and handled in accordance with Firm policy.

Any actual or suspected misuse of MNPI, including unauthorized disclosure or trading while in possession of MNPI, must be immediately reported to the Designated Supervisor. Examples of issues that require escalation include:

●	Trading in securities of an issuer while in possession of MNPI;
●	Disclosure of MNPI to third parties without a legitimate business need;
●	Receipt of MNPI in a context that is unexpected, unauthorized, or outside the scope of a person’s role; and
●	Observing or becoming aware of another Supervised Person engaging in behavior that raises insider trading concerns.

The Designated Supervisor will evaluate the situation, determine whether any preventive or corrective measures are needed (e.g., implementing a trading restriction or conducting an internal review), and document the matter appropriately. Supervised Persons are encouraged to raise concerns in good faith. The Firm prohibits any form of retaliation against individuals who report concerns regarding MNPI or insider trading.

(G)	Contacts with Value Added Investors

Although the term “value added investor” is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the Firm (such as industry expertise or access to individuals in the investor’s network) beyond just the value of their investment. Examples of such investors could include, without limitation, executive-level officers or directors of a company, or personnel that are affiliated with other investment advisers or private funds.

Due to the nature of their position, such value added investors may possess inside information. Therefore, Supervised Persons should always remain alert to the possibility that they could inadvertently come into possession of MNPI when communicating with such value added investors.

(H)	Alternative Data Providers

The use of data from non-traditional sources (“Alternative Data”) beyond company financial statements, filings, and press releases may pose a risk of receiving MNPI or other data obtained without proper authorization. Examples of Alternative Data include, but are not limited to, satellite or drone imagery, social media analytics, web-scraped data, geolocation data from mobile devices, aggregated credit card transactions, or email data obtained via consumer apps.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

The Firm does not currently use or rely on Alternative Data in its capacity as an investment adviser. If that were to change, the Firm would evaluate the risks associated with such data and implement appropriate controls. Prior to the use of any Alternative Data, Supervised Persons must:

●	Assess whether the data may reasonably be expected to include MNPI;
●	Confirm that the data was obtained lawfully and in accordance with all applicable legal, regulatory, and contractual obligations;
●	Determine whether the provider is authorized to collect, aggregate, and license the data; and
●	Consider any potential Conflicts of Interest.

Supervised Persons must consult with the Designated Supervisor or Compliance before engaging any Alternative Data provider or using such data in the Firm’s advisory capacity.

The Firm may use certain types of Alternative Data, such as aggregated or anonymized social media analytics, in connection with marketing, business development, or operational purposes. Such uses are not subject to this section, but must still comply with applicable data privacy laws and contractual obligations.

(I)	Expert Networks

The Firm does not currently engage third-party research consultants through platforms or services that connect users with individual consultants (“Expert Networks”) in its capacity as an investment adviser. Such networks may include consultants who are affiliated with public companies or who may have access to MNPI.

Should the Firm determine that the use of Expert Networks is appropriate in the future, it will evaluate the associated risks and adopt policies and procedures designed to prevent the receipt and misuse of MNPI, and to ensure compliance with applicable regulatory requirements. Use of any Expert Network must be approved by the Designated Supervisor.

VIII.	OUTSIDE BUSINESS ACTIVITIES

Supervised Persons may engage in professional, business, or other activities outside their role with the Firm. However, such activities can give rise to actual or potential Conflicts of Interest. These conflicts may occur when an outside activity interferes with a Supervised Person’s ability to act exclusively in the best interests of the Fund Family and its investors, competes with the Firm’s obligations to the Funds, or compromises the Supervised Person’s independent judgment in performing their duties.

To mitigate these risks, all Outside Business Activities (“OBAs”) must be fully disclosed, reviewed, and approved in advance. This ensures that such activities do not impair the Firm’s fiduciary duty or violate applicable regulatory requirements.

(A)	Definition of an Outside Business Activity

An outside business activity (“OBA”) generally includes any business-related activity that falls outside the scope of a Supervised Person’s relationship with the Firm, regardless of whether the activity is investment-related or compensated. For this purpose, “investment-related” is defined as activities pertaining to securities, commodities, banking, insurance, investment advisory services, or real estate.

Examples of reportable OBAs include, but are not limited to:

●	Serving as a director or trustee of a board;
●	Participation in a homeowners’ association in a leadership or fiduciary role;
●	Acting as a manager or officer of a business entity;
●	Engaging in ministry work where “love offerings” may be accepted; and
●	Nearly all compensated roles or services outside of the individual’s employment with the Firm.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

Activities that are non-compensated, non-investment-related, and conducted exclusively through charitable, civic, religious, or fraternal organizations that are recognized as tax-exempt generally do not require reporting. Compensation includes, but is not limited to, cash or non-cash salaries, commissions, director’s fees, consulting fees, finders’ fees, advisory fees, and other forms of remuneration. All such activities are subject to review at the Firm’s discretion to determine whether formal disclosure is required.

Personnel who are unsure whether a particular activity qualifies under this definition should err on the side of disclosure and consult the Designated Supervisor for clarification.

(B)	Disclosure and Approval Process

Personnel must submit a written request and obtain written approval from the Designated Supervisor (or their designee) through the Compliance Platform prior to engaging in an OBA, whether compensated or not. The submission must include:

●	Full legal name and address of the outside business or organization;
●	Whether the activity is investment-related (pertaining to securities, commodities, banking, insurance, investment advisory services, or real estate);
●	Nature of the business or organization, including the industry or sector;
●	The individual’s position, title, role, or relationship to the other business;
●	Anticipated start date of the activity or estimated start date for existing activity;
●	Estimated number of hours per month dedicated to the activity;
●	Estimated number of hours per month, if any, occurring during securities market hours;
●	Brief description of duties related to the other business; and
●	Compensation structure (if any).

The Firm will evaluate whether the proposed activity qualifies as an OBA, whether it creates any actual or potential conflicts of interest, whether it may interfere with the individual’s responsibilities to the Firm or its clients, and whether it could reasonably be perceived as being conducted on behalf of the Firm.

An OBA may qualify as a private securities transaction if the activity involves:

●	The sale of securities to a third party, whether or not compensation is received;
●	Raising capital or soliciting investments in any capacity outside the Firm; and
●	Participating in or facilitating securities offerings or investments (e.g., private placements, limited partnerships, or start-up equity offerings), particularly where the Supervised Person receives selling compensation or acts in a finder capacity.

If an OBA involves or may involve securities-related activity, the Supervised Person must provide full disclosure to the firm, which will determine whether the activity constitutes a PST requiring preapproval or firm supervision in accordance with Rule 3280.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(C)	Regulatory Filings

Where required, the Firm will ensure appropriate regulatory disclosures are made. For FINRA registered representatives, this includes updating Form U4 within 30 calendar days of any changes.

(D)	Ongoing Requirements

Supervised Persons must promptly notify the Firm of any material changes to approved outside business activities, including changes in role, compensation, responsibilities, or time commitment. Additionally, all Supervised Persons are required to recertify their OBA status on an annual basis.

The Firm reserves the right to deny or revoke approval for any OBA that is deemed to present a conflict of interest, create regulatory risk, or interfere with the individual’s obligations to the Firm, the Trust or its shareholders.

IX.	PRIVATE SECURITIES TRANSACTIONS

Private securities transactions can present actual or potential Conflicts of Interest and may raise regulatory concerns, particularly if they occur outside the Firm’s oversight. To protect the interests of the Trust and its shareholders—and to ensure compliance with regulatory obligations—Supervised Persons are required to provide prior written notice to, and obtain written approval from, the Designated Supervisor via email before participating in any such transaction.

(A)	Definition of a Private Securities Transaction

A private securities transaction (“PST”) is generally any securities transaction outside the regular course or scope of a Supervised Person’s employment with the Firm. This applies whether or not compensation is received. It generally does not include investing in securities in a brokerage account.

Examples of PSTs may include, but are not limited to:

●	Assisting a friend or family member in raising capital for a start-up company or small business, including forwarding offering materials to potential investors;
●	Participating in or referring clients to a private real estate investment fund or limited partnership offering;
●	Introducing acquaintances or clients to a private hedge fund or venture capital fund, especially when referral fees or other compensation may be involved;
●	Personally investing in a private placement, early-stage company or hedge fund even without soliciting others or receiving compensation;
●	Procuring financing or helping structure investment terms for a private company or project, especially if there is a business relationship involved;
●	Acting as an investment advisor representative at an unaffiliated investment advisor; and
●	Engaging in the solicitation of investors on behalf of a friend, client, or business associate for an unregistered offering—even informally.

(B)	Disclosure and Approval Process

Supervised Persons must submit a written notice to the Designated Supervisor via email that includes:

●	A detailed description of the proposed transaction;
●	The person's proposed role in the transaction;
●	A statement indicating whether the individual has received or may receive any form of selling compensation.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

In the case of a series of related transactions in which no selling compensation has been or will be received, a single written notice may be sufficient. Notice may be submitted via email, and the Designated Supervisor's written approval or disapproval—along with a brief explanation—may also be provided via email. If the Designated Supervisor disapproves the proposed participation, the Supervised Person must not participate in the transaction in any capacity, either directly or indirectly.

This list is not exhaustive. Personnel who are unsure whether a particular transaction or activity qualifies under this definition should err on the side of disclosure and consult the Designated Supervisor for clarification.

X.	POLITICAL CONTRIBUTIONS

SEC Rule 206(4)-5 (the “Pay-to-Play Rule”) requires the Firm to supervise Political Contributions by the Firm and certain Covered Associates. If a Covered Associate contributes to certain state or local political campaigns (or certain state or local politicians running for Federal office), the Firm may be barred from receiving advisory fees from related Government Entities for two years. While the Firm does not solicit advisory business from Government Entities directly, public entities (such as state pension plans) may choose to invest in the Fund Family. As such, the Firm remains subject to the Pay-to-Play Rule and must take steps to ensure compliance and protect its ability to receive advisory compensation.

While the Pay-to-Play Rule’s restrictions specifically apply to Covered Associates, the Firm requires all Supervised Persons and their Covered Persons to disclose Political Contributions to enable identification of potential compliance issues. Only Political Contributions made by Covered Associates will trigger the two-year prohibition on receiving compensation from Government Entities. Non-Covered Supervised Persons are not subject to the compensation ban but must still comply with all applicable Firm policies regarding disclosure of Political Contributions.

(A)	Definitions

(1)	Covered Associate

A Covered Associate of the Firm includes:

●	any general partner, managing member or executive officer, or other individual with a similar status or function;
●	any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee; and
●	any PAC controlled by the Firm or by any of its other Covered Associates.

(2)	Pay-to-Play

“Pay-to-play” refers to a potential Conflict of Interest where the Firm or a Covered Associate directly or indirectly makes contributions or other payments to Government Officials with the intent of soliciting investment advisory business.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(3)	Government Entity

Government Entity means any state or political subdivision of a state including:

●	any agency, authority or instrumentality of the state or political subdivision;
●	a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof including but not limited to a “defined benefit plan” or a state general fund;
●	a plan or program of a government entity; and
●	officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

(4)	Government Official

Government Official means any person who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity, if the office:

●	is directly or indirectly responsible for, or can influence the outcome of, the hiring of an adviser by a Government Entity; or
●	has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an adviser by a Government Entity.

For this Policy and consistent with the scope of Rule 206(4)-5, Government Officials include only those holding or seeking state or local government offices. Contributions to federal candidates are not covered by this Rule—unless the candidate currently holds a state or local office. For example, if a person serving in a state or local office runs for a federal position (such as Vice President, U.S. Senate, or House of Representatives), contributions to that person are covered based on their current state or local office, not their federal campaign.

(5)	Political Action Committee (“PAC”)

A PAC is an organization whose purpose is to solicit and make Political Contributions.

(6)	Political Contribution

A Political Contribution is any gift, subscription, loan, advance or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

(7)	Political Fundraising

Political Fundraising means to fundraise or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitate the Political Contributions made by other parties.

(8)	Solicitation Activity

Solicitation Activity means coordinating, or soliciting any person or PAC to make, any (i) Political Contributions; or (ii) payments to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services to a government entity.

(B)	Disclosure and Approval Process

Supervised Persons are required to disclose Political Contributions made by themselves and their Covered Persons within the past two (2) years at the time of hire and annually thereafter. Supervised Persons must obtain prior written approval from the Designated Supervisor through the Compliance Platform before making any Political Contribution to or participating in any political Solicitation Activity on behalf of any political candidate, official, party or organization.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(1)	“De Minimis Thresholds”

The below De Minimis Thresholds are consistent with the de minimis exception under Rule 206(4)-5, which allows such contributions without triggering the two (2) year compensation ban. However, all Political Contributions must be disclosed regardless of whether they fall within the de minimis limits to ensure transparency.

●	Political Contributions made in excess of $150, per election, to a Government Official for whom the individual is not entitled to vote; and
●	Political Contributions made in excess of $350, per election, to a Government Official for whom the individual is entitled to vote.

(2)	Initial Disclosure Requirements (Upon Hire)

Upon joining the Firm, Supervised Persons must disclose through the Compliance Platform for two (2) years prior to becoming a Supervised Person all Political Contributions in excess of the De Minimis Thresholds.

(3)	Ongoing Pre-Approval Requirements

After joining the Firm, all Supervised Persons must obtain prior written approval from the Designated Supervisor via the Compliance Platform before making any Political Contribution or engaging in any political Solicitation Activity on behalf of any political candidate, official, party, or organization. Although all Political Contributions require preapproval, Political Contributions may be approved if they do not exceed the De Minimis Thresholds, subject to applicable state and local law:

Note: From time to time, applicable state and local laws or firm policy may result in the denial of contributions even if they fall below the thresholds listed above.

(4)	Scope of Contributions

While the Pay-to-Play Rule only applies to contributions related to state and local Government Officials, all Political Contributions whether federal, state, or local must be disclosed to the Firm. This ensures full transparency and helps the Firm monitor compliance and assess any potential risks.

(C)	Political Contributions on Behalf of the Firm

Supervised Persons may not use personal or corporate funds to make Political Contributions on behalf of the Firm, or in the Firm’s name, without preapproval from the Designated Supervisor.

(D)	Charitable Contributions

This Political Contributions policy is not intended to impede legitimate, charitable fund-raising activities. Contributions to a charity are not considered Political Contributions unless made to, through, in the name of, or to a fund controlled by a federal, state or local candidate or Government Official. Any questions regarding whether an organization is a charity should be directed to the Designated Supervisor.

(E)	International Contributions

Political Contributions made by the Firm or Supervised Persons to politically connected individuals or entities, anywhere in the world, with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(F)	Placement Agents

No Supervised Person may directly or indirectly engage a third party or affiliate to solicit investment advisory business on behalf of the Firm without prior written approval from the Designated Supervisor. The Designated Supervisor will ensure that the arrangement complies with the SEC Marketing Rule (Rule 206(4)-1), including requirements for compensated solicitations, and with the Pay-to-Play Rule (Rule 206(4)-5), where applicable.

XI.	BUSINESS ENTERTAINMENT AND MEALS

The Firm permits reasonable business entertainment and meals with third-parties including affiliates, intermediaries, vendors, prospects and distribution partners (collectively “Covered Parties”) when conducted for legitimate business purposes. All such activity must be consistent with applicable regulations, ethical standards, and the Firm’s internal policies. The objective is to ensure that any entertainment or meals provided or received by Personnel do not create a conflict of interest or appear to be an attempt to improperly influence business decisions.

The Firm is also subject to FINRA Rule 3220, which prohibits Personnel from giving anything of value in excess of $100 per individual per year to any person where such payment is in relation to the business of the recipient’s employer. Reasonable and customary business entertainment is exempt from the $100 annual gift limit when it is not so frequent or excessive as to raise a question of propriety.

(A)	Definition of Business Entertainment

Business Entertainment includes meals, sporting or cultural events, or other forms of entertainment physically attended by Personnel and a Covered Party for a legitimate business purpose. Examples include:

●	Taking a Covered Party to dinner or lunch to discuss investment strategy or performance;
●	Attending a sporting event, concert, or golf outing with a Covered Party; and
●	Hosting one or more Covered Parties at a Firm-sponsored seminar or appreciation event.

Entertainment is not considered business-related if the Supervised Person does not physically attend the event or if the Covered Party is given tickets or other benefits to use at their own discretion. Each of these instances would result in the activity being deemed a gift rather than Business Entertainment and the activity would be covered under the Firm’s “Gifts and Gratuities” policy.

(B)	General Guidelines

All Business Entertainment and meals must meet the following criteria:

●	Reasonable in cost and frequency relative to the nature of the business relationship;
●	Customary within the industry;
●	Directly related to the active conduct of business;
●	Attended by both the Supervised Person and the Covered Party;
●	Not conditioned on business or sales performance;
●	Not intended to circumvent regulatory restrictions on gifts, compensation, or inducements;
●	Entertainment activities will not include alcohol, tobacco, gambling, or any other activity that is not in alignment with the Firm’s values.
●	Entertainment with any single Covered Party should remain infrequent (e.g., no more than five events per attendee per quarter), unless otherwise approved by the Designated Supervisor.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

Supervised Persons are prohibited from engaging in any entertainment that is lavish, excessive, or could appear improper to regulators, Covered Parties, or the public.

(C)	Pre-Approval Requirements

The following items require pre-approval from the Designated Supervisor:

●	Business Entertainment exceeding $150 per person per meal;
●	Group events or firm-sponsored outings exceeding $500;
●	Business Entertainment more frequent than five events (including meals) with an attendee per quarter;
●	Business Entertainment not typically provided by the Firm;
●	Business-related charitable contributions to a charity owned or operated by a Covered Party; and
●	Any commitment to financially support or sponsor an event for a Covered Party or their firm.

(D)	Senior Management Exemption from Pre-Approval Requirements

Recognizing the need for greater flexibility at the strategic level, members of senior management are empowered to approve higher value entertainment—up to $300 per guest or $5000 per event—without seeking pre-approval. Events authorized by senior management must still be recorded in the Firm’s books and records, with comprehensive documentation. The Designated Supervisor retains the ability to review any such events to ensure they remain reasonable, infrequent, and consistent with a bona fide business purpose.

(E)	Recordkeeping Requirements

Business Entertainment must be logged and maintained in the Firm’s expense system or supporting files, including:

●	Date;
●	Type of entertainment;
●	Attendee names (including Personnel) and their company affiliations;
●	Business purpose;
●	Total cost;
●	Method of payment; and
●	Whether any portion was reimbursed by a product sponsor or third party, if applicable.

XII.	GIFTS AND GRATUITIES

Supervised Persons are expected to exercise sound judgment and avoid giving or receiving anything that could create a Conflict of Interest, impair objectivity, or otherwise appear improper. This includes complying with fiduciary obligations under the Advisers Act, which require acting in the best interests of investors and appropriately disclosing or managing any actual or perceived Conflicts of Interest. In addition, pursuant to FINRA Rule 3220 (the “Gift Rule”), the Firm and its Supervised Persons are prohibited from giving or receiving, directly or indirectly, anything of value in excess of $100 per individual per calendar year, where such payment is in relation to the business of the recipient’s employer. The Firm will monitor applicable regulatory guidance and may adjust internal limits as permitted by law or regulation. The following requirements apply to business gifts exchanged with Covered Parties that are either paid for by the Firm or received in connection with the Firm’s business activities.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

All gifts, whether given or received, must be submitted through the Compliance Platform for pre-approval by a Designated Supervisor, unless specifically excluded under Firm policy. Supervised Persons must not offer or accept any gift without documented pre-approval.

FINRA’s gift limit does not apply to Business Entertainment, such as occasional meals, provided that:

●	A representative of the Firm is physically present;
●	The event is for a legitimate business purpose; and
●	The activity is neither so frequent nor so lavish as to raise questions of propriety.

If a Firm representative is not physically present, the benefit is considered a gift rather than Business Entertainment, and therefore subject to the $100 annual limit and pre-approval. Personnel are required to disclose both gifts given and gifts received, regardless of value, unless excluded under the promotional items provision below. For the avoidance of doubt, any gifts given or received that are paid for or reimbursed by the Firm (or the firm of a Covered Party) require pre-approval from a Designated Supervisor.

(A)	Definition of Gifts and Gratuities

A “Gift” or “Gratuity” may include any item of value given or received in a business context, such as:

●	Cash or cash equivalents (strictly prohibited);
●	Gift cards, vouchers, or merchandise;
●	Tickets to sporting or entertainment events (if not attended together)
●	Meals or holiday baskets not tied to a business meeting or event where a Firm representative is physically present; and
●	Travel, lodging, or other hospitality not related to business functions.

This policy applies to gifts exchanged with Covered Parties.

(B)	$100 Limit Under FINRA Rule 3220

The current $100 limit under FINRA Rule 3220:

●	Applies per individual recipient per year;
●	Applies only to gifts, not to reasonable and customary business entertainment where a Firm representative is physically present (e.g., meals, events);
●	Is based on retail value, not purchase price or perceived value;
●	Does not include sales tax and delivery charges; and
●	Is a cumulative limit, meaning multiple gifts throughout the year must be tracked and aggregated.

Internal gift limits may be adjusted as needed to comply with any future amendments to FINRA Rule 3220, based on the Firm’s ongoing review of regulatory developments.

Personnel are expected to consult with a Designated Supervisor if there is any uncertainty about valuation, timing, or applicability of the rule.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(C)	Treatment of Promotional and Branded Items

Promotional items bearing the Firm’s or vendor’s branding—such as pens, notepads, mugs, hats, calendars, tote bags, or similar merchandise—are generally excluded from the $100 limit, provided that:

●	The item has nominal value (typically under $25–$50);
●	It is widely distributed and not given in a targeted manner to influence one specific individual or counterparty; and
●	It is clearly intended as a marketing or advertising item, not as a personal gift.

High-value promotional items, such as branded clothing, electronics, luxury goods, or exclusive items given selectively, with a value over $50 require pre-approval before being given or accepted. Personnel may not engage in patterns of providing or receiving gifts or promotional items of less than $50 to circumvent the Gifts Rule's restrictions and recordkeeping requirements.

Personnel must report all branded items that exceed nominal value or are provided selectively, to the Designated Supervisor for review and tracking. This includes items received by Personnel.

(D)	Treatment of Gifts for General Office Consumption

The Firm or individual Personnel may occasionally receive gifts of food, such as fruit baskets, cookies, or desserts which are then shared for general office consumption. Such gifts are considered customary business courtesies and generally do not require reporting or approval provided they are placed in a common workplace area, are intended to be shared by multiple employees rather than retained by a single individual, and are reasonable in value and frequency. If a food gift is lavish, intended to be kept by an individual, or part of frequent giving from the same source that could raise compliance concerns, Personnel must promptly report it to the Designated Supervisor for review and possible approval. The Firm does not require logging of gifts for general office consumption that meet these criteria but reserves the right to track gifts as needed for monitoring purposes. Personnel must not accept any gifts that could improperly influence business decisions or violate firm policies or regulatory rules.

(E)	Treatment of Gifts Incidental to Business Entertainment

There is no express exclusion for gifts given during the course of business entertainment and conferences. Thus, for example, purchasing an umbrella during a round of golf for a Covered Party would be considered a gift.

(F)	Disclosure and Approval Process

Personnel must obtain written pre-approval from the Designated Supervisor before:

●	Giving any gift (excluding branded items of nominal value); and
●	Receiving or accepting any gift (excluding branded items of nominal value).

All gifts and gratuities must be recorded in the Firm’s Gift Log, including:

●	Date;
●	Name and affiliation of the recipient or giver;
●	Business purpose;
●	Description of the gift;
●	Cost or estimated value;
●	Date of Supervisory Approval;
●	Name of Designated Supervisor;
●	Whether additional gifts have been given or received within the same calendar year; and
●	Additional notes if a gift was denied or could not be returned;

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

(G)	Disposition of Unapproved Gifts

Unapproved gifts from Covered Parties may be returned to the giver or donated to a recognized charitable organization. Personnel may not retain unapproved gifts for individual personal use.

(H)	Prohibited Gifts

The following are strictly prohibited:

●	Gifts of cash or cash equivalents (e.g., prepaid credit cards, checks, or cryptocurrency);
●	Any gift given with the intent to influence a business decision;
●	Gifts or gratuities conditioned on referrals or sales volume; and
●	Gifts that do not align with the Firm’s values such as alcohol, cigars, and lotto tickets.

(I)	Bereavement Gifts

There may be occasions when the Firm or its Personnel wish to express genuine condolences to a Covered Party following a death. Reasonable and customary bereavement gifts, even if funded by the Firm, are not considered “in relation to the business of the recipient’s employer.” As such, they are exempt from the $100 limit so long as they remain modest, culturally appropriate (flowers valued at $150 or a modest food platter to the family), and are intended as genuine expressions of sympathy —not incentives or inducements. As a Firm policy, bereavement gifts paid for by the Firm are still subject to pre-approval by a Designated Supervisor.

(J)	Personal Life Event Gifts – Not Paid for or Reimbursed by the Firm

Personnel are permitted to give or receive gifts over the $100 gift limit from Covered Parties if the gift is intended to mark a significant personal life event (such as weddings, births, graduations, or major medical milestones). This is permitted ONLY if the gift is infrequent, reasonable, and paid for by the Supervised Person and not reimbursed or otherwise paid for by the Firm (or a Covered Party’s firm for gifts received). When a Firm bears the cost of a gift, either directly or by reimbursing an employee, FINRA presumes that such gift is in relation to the business of the employer of the recipient and therefore it is subject to the Gift Rule.

XIII.	REPORTABLE RELATIONSHIPS

All Supervised Persons are required to disclose the following relationships through the Compliance Platform (each, a "Reportable Relationship"):

●	Any Family member who is employed by, or affiliated with, a bank, trust company, savings institution, investment adviser, broker-dealer, or any other financial services firm;
●	Any Family member who serves on the board of directors (or in a similar governance role) of any publicly traded company or any portfolio company of the Firm;
●	Any Family member who serves in a role where they may have access to potential MNPI, such as an accountant, attorney, or journalist; and
●	Any person or entity that currently conducts business with the Firm, provides services to the Firm, or is actively being solicited to do so.

These relationships may give rise to a Conflict of Interest, which could impair a Supervised Person’s ability to act in the best interests of the Firm, the Trust and the Trust’s shareholders. There is no prohibition against maintaining Reportable Relationships, however, all Reportable Relationships must be disclosed to the Firm in a timely manner, so that the Firm may assess any potential or actual Conflicts of Interest and determine whether any mitigation steps are necessary.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

XIV.	RECORDKEEPING

The Firm will maintain and preserve all records required under SEC Rule 204-2 related to this Code of Ethics. Records will be retained in accordance with applicable legal and regulatory requirements and made available to regulatory authorities, as necessary, to evidence the Firm’s compliance with its obligations.

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025

XV.	APPENDIX A - ACKNOWLEDGMENT AND CERTIFICATION FORM - CODE OF ETHICS

I, the undersigned, hereby acknowledge, certify, and agree to the following:

1.	Receipt of Code of Ethics
I have received and read the Timothy Partners, Ltd. (the “Firm”) Code of Ethics (the “Code”), adopted in accordance with Rule 204A-1 under the Investment Advisers Act of 1940.

2.	Understanding and Commitment
I understand the principles, policies, and obligations set forth in the Code, and I agree to fully comply with its provisions. I understand that I should err on the side of disclosure and seek guidance if I have questions about any part of the Code.

3.	Compliance with Specific Areas of the Code
I certify that I have complied with, except as may have been previously disclosed to the Firm, and will continue to comply with the Firm’s Code, including but not limited to the following areas:

●	Personal Trading
●	Insider Trading
●	Outside Business Activities
●	Private Securities Transactions
●	Political Contributions
●	Business Entertainment and Meals
●	Gifts and Gratuities
●	Reportable Relationships

4.	Disclosure of Exceptions or Violations
I affirm that any exceptions, potential violations, or conflicts related to the above areas have been previously disclosed to the Firm, in accordance with the procedures outlined in the Code.

5.	Obligations

I understand that I am responsible for the timely disclosure of any new or potential conflicts, violations, or changes in circumstances that may impact my compliance with the Code.

6.	Reporting Requirements
I acknowledge my responsibility to submit required information (e.g., holdings reports, transaction reports, outside activity disclosures, political contributions) and obtain necessary preapprovals as outlined in the Code within the required deadlines.

I understand that any violations of the Code may lead to disciplinary action, up to and including dismissal.

Signature:

Printed Name:

Date:

CODE OF ETHICS

EFFECTIVE DATE: NOVEMBER 21, 2025